UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Under § 240.14a-12

CBL & ASSOCIATES PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 21, 2009

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of CBL & Associates Properties, Inc., which will be held at the Company’s Corporate Office at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee, on Monday, September 21, 2009 at 4:00 p.m. (EDT).

Your Board of Directors has unanimously approved, and recommended to the stockholders for your approval, an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $.01 per share, from 180,000,000 to 1,000,000,000 shares. The purpose of this amendment is to maximize the Company’s flexibility to take future actions with respect to its capital structure in response to changing economic and capital market conditions.

YOUR VOTE IS VERY IMPORTANT. Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

Sincerely,

Chairman of the Board and
Chief Executive Officer

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

SEPTEMBER 21, 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Office at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee, on Monday, September 21, 2009 at 4:00 p.m. (EDT) for the following purposes:

1.

To act upon a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $.01 per share, from 180,000,000 to 1,000,000,000 shares; and

2.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on August 10, 2009, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy. To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet. This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSAL DESCRIBED ABOVE.

By Order of the Board of Directors

President and Secretary

Chattanooga, Tennessee

August 21, 2009

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.

2030 Hamilton Place Blvd.

Suite 500

CBL Center

Chattanooga, Tennessee 37421

SPECIAL MEETING OF STOCKHOLDERS

September 21, 2009

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at a special meeting of stockholders of the Company (the “Special Meeting”) to be held at the Company’s Corporate Office at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee, on Monday, September 21, 2009, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Special Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. In addition, the Company has engaged the investor relations firm Georgeson Inc. to assist in the preparation and delivery of the proxies to the Company’s stockholders and in the solicitation of proxies. The Company expects to pay to Georgeson Inc. a fee for proxy solicitation services totaling approximately $11,000. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials for the Special Meeting on or about August 21, 2009, to stockholders of record as of August 10, 2009. To obtain directions to be able to attend the meeting and vote in person, you may contact our Vice President – Corporate Communications and Investor Relations either by mail at our corporate office address listed above, or by e-mail to Katie_Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on September 21, 2009:

The Company’s Notice of Meeting and Proxy Statement for the Special Meeting is also available at http://www.cblproperties.com/cbl.nsf/inv_fin_rep.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on August 10, 2009 are entitled to vote on the matters to be presented at the Special Meeting or any meeting resulting from an adjournment or postponement of the Special Meeting. The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 137,859,925 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Special Meeting with respect to approval of the amendment to the Amended and Restated Certificate of Incorporation by the holders of Common Stock, but if a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The approval of the proposed amendment to the Company’s Certificate of Incorporation will require the affirmative vote of the holders of a majority of the Company’s issued and outstanding shares of Common Stock, voting as a class. Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. Dissenters’ rights are not applicable.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return the proxy card to the Company. Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet. If you are a stockholder of record as of the record date and attend the Special Meeting, you may vote in person. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

We believe that approval of the proposed amendment to the Company’s Certificate of Incorporation is considered a routine item under the NYSE Rules, which means that such matter may be voted on by brokers in the absence of specific instructions by our stockholders and, therefore, we believe that there should be no broker non-votes with respect to such matter. Abstentions will be counted as present at the Special Meeting for the purpose of determining whether or not a quorum exists. Abstentions (and broker non-votes, if any) will have the same effect as a vote against the proposal to amend the Company’s Certificate of Incorporation.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted FOR the proposal to amend the Company’s Certificate of Incorporation.

Operation of the Company’s Business; Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”). Through the referenced subsidiaries, the Company currently holds a 1.1% sole general partner interest and a 71.6% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). The Company conducts substantially all of its business through the Operating Partnership. The Company conducts its property management and development activities through CBL & Associates Management, Inc. (the “Management Company”), which, in order to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, applicable to real estate investment trusts (“REITs”), is a taxable REIT subsidiary of the Operating Partnership.

On May 9, 2005, the Company’s stockholders approved an increase in the authorized shares of Common Stock under the Certificate of Incorporation to 180,000,000 shares from 95,000,000 shares. On May 10, 2005, the Board of Directors approved a two-for-one stock split of the Company’s Common Stock, which was effected in the form of a stock dividend on June 15, 2005 (the “6/15/05 Stock Split”). The common units and special common units (“SCUs”) of limited partnership interest in the Operating Partnership were also split on a two-for-one basis so that they continue to be exchangeable on a one-for-one basis into shares of the Company’s Common Stock. All references in this Proxy Statement to shares of our Common Stock, options to acquire such stock, and ownership interests in the Operating Partnership, have been adjusted to reflect the 6/15/05 Stock Split.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of August 10, 2009, 137,859,925 common partnership units, representing a 1.1% interest as the sole general partner and a 71.6% interest as a limited partner for an aggregate 72.6% interest in the Operating Partnership. As of August 10, 2009, the Company’s predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”) owned 15,729,378 common partnership units, representing an 8.3% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 3,179,169 shares of the Company’s Common Stock, for a combined total interest of 10.0% in the Operating Partnership. Certain executive and senior officers also own common partnership units.

Pursuant to the Third Amended and Restated Partnership Agreement of the Operating Partnership as amended to date (the “Operating Partnership Agreement”), the limited partners possess CBL Rights, consisting of the rights to exchange all or a portion of their common units or SCUs (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Certain Terms of the Jacobs Acquisition

In connection with the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”), and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Gary L. Bryenton and Kathleen M. Nelson currently serve in these two positions on the Board. Under the Voting/Standstill Agreement, JRI will continue to be entitled to nominate two Board members until JRI, together with certain members of the family of Richard E. Jacobs and David H. Jacobs and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, beneficially own fewer than an aggregate of 13.55 million SCUs in the Operating Partnership (or common units, if certain redemption or exchange provisions under the Operating Partnership Agreement have been triggered) and shares of Common Stock, following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than an aggregate of 6.67 million SCUs (or common units, if applicable) and shares of Common Stock. Pursuant to the Voting/Standstill Agreement, CBL’s Predecessor and certain of the Company’s executive officers have agreed to vote their shares in favor of JRI’s designees until January 31, 2013. The Jacobs Persons have agreed to a 12-year standstill period, ending January 31, 2013, during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons also agreed until January 31, 2013, to vote their shares in favor of the election of the Board’s nominees to the Board of Directors who are running unopposed and uncontested. Neither Gary L. Bryenton nor Kathleen M. Nelson are parties to the Voting/Standstill Agreement, nor is either of them a party to any agreement which obligates them to vote with management of the Company on any matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of August 10, 2009 (except as noted for certain holders, where the latest information available to the Company is as of an earlier date), with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
FMR LLC (3)(6) 82 Devonshire Street Boston, MA 02109	8,517,761	6.18%	4.49%
T. Rowe Price Associates, Inc. (4)(6) 100 E. Pratt Street Baltimore, MD 21202	5,491,320	3.98%	2.89%
The Vanguard Group, Inc (5)(6). 100 Vanguard Blvd. Malvern, PA 19355	4,893,393	3.55%	2.58%
Affiliates of Jacobs Realty Investors Limited Partnership (7) 25425 Center Ridge Road Cleveland, OH 44145-4122	22,913,538	16.62%	12.07%
CBL & Associates, Inc.(“CBL’s Predecessor”) (8)	18,908,547	13.72%	9.96%
Charles B. Lebovitz (9)	20,772,424	13.42%	10.94%
John N. Foy (10)	1,328,244	*	*
Stephen D. Lebovitz (11)	1,054,286	*	*
Ronald L. Fullam (12)	75,556	*	*
Eric P. Snyder (13)	115,193	*	*
R. Stephen Tingle (14)	65,954	*	*
Kathleen M. Nelson (15)	1,000	*	*
Leo Fields (16)	147,518	*	*
Claude M. Ballard (17)	127,707	*	*
Winston W. Walker (18)	120,480	*	*
Matthew S. Dominski (19)	3,373	*	*
Gary L. Bryenton (20)	7,411	*	*
All executive officers and directors (22 persons) as a group (21)	25,744,244	16.41%	13.54%

* Less than 1%

(1)

The Company conducts all of its business activities through the Operating Partnership. Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the executive officers named in this Proxy Statement, has the right, pursuant to the exercise of their CBL Rights as described above, to exchange all or a portion of its common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 137,859,925 shares of Common Stock actually outstanding as of August 10, 2009, (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 51,948,692 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying footnotes, each individual’s share of 309,709 shares of Common Stock that may be acquired within 60 days of August 10, 2009 upon the exercise of outstanding options by the individual whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)

The Fully-Diluted Percentage calculation is based on (i) 137,859,925 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units and SCUs of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 189,808,617 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 309,709 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of August 10, 2009 upon the exercise of outstanding options.

(3)

In a Schedule 13G/A filed on May 11, 2009 by FMR LLC (“FMR”) and one of its affiliates, FMR reported that as of May 8, 2009, it beneficially owned 8,517,761 shares of Common Stock, or 6.18% of the total shares outstanding as of August 10, 2009. FMR reported that it possesses sole voting power with respect to 438,752 shares of Common Stock and sole dispositive power with respect to 8,517,761 shares of Common Stock.

(4)

In a Schedule 13G/A filed on February 12, 2009 by T. Rowe Price Associates, Inc. (“TRP”) and one of its affiliated companies, TRP reported, as of December 31, 2008, aggregate beneficial ownership of 5,491,320 shares of Common Stock, or 3.98% of the total shares outstanding as of August 10, 2009. TRP and its affiliate reported that, of the 5,491,320 shares of Common Stock beneficially owned, they possessed sole voting power with respect to 5,486,820 shares of Common Stock and sole dispositive power with respect to 5,491,320 shares of Common Stock, as follows: TRP (sole voting power over 1,041,400 shares and sole dispositive power over 5,491,320 shares); T. Rowe Price Real Estate Fund, Inc. (sole voting power over 4,445,420 shares and sole dispositive power over 0 shares).

(5)

In a Schedule 13G filed on February 13, 2009 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2008, it beneficially owned 4,893,393 shares of Common Stock, or 3.55% of the total shares outstanding as of August 10, 2009. Vanguard reported that of the 4,893,393 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 27,559 shares of Common Stock and sole dispositive power with respect of 4,893,393 shares of Common Stock.

(6)

None of the Schedule 13G or Schedule 13G/A filings referenced in notes (3), (4) and (5) above have been further amended since the closing of our recent public offering of additional shares of the Company’s Common Stock on June 15, 2009, nor have any new Schedules 13G been filed concerning our Common Stock since such date. However, based on information provided to the Company by the underwriters concerning the final share allocations in the offering, and assuming no other changes to the information previously reported to the Company on the filed Schedules 13G and pursuant to such allocations, we believe that the number of shares held by each beneficial owner of more than 5% of the outstanding Common Stock

(other than Affiliates of Jacobs Realty Investors Limited Partnership, CBL & Associates, Inc. and Charles B. Lebovitz), as well as the Rule 13d-3 Percentage and Fully-Diluted Percentage computed as described above for each of such holders, currently would be as follows:

	Number of Shares	Rule 13d-3 Percentage	Fully-Diluted Percentage
FMR LLC	17,017,761	12.34%	8.97%
T. Rowe Price Associates, Inc.	13,641,320	9.90%	7.19%
The Vanguard Group, Inc .	8,143,393	5.91%	4.29%
Cohen & Steers Capital Management, Inc . 280 Park Avenue, 10th Floor New York, NY 10017	7,500,000	5.44%	3.95%

(7)

Includes 22,913,538 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group. The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition. See “Voting Securities – Certain Terms of the Jacobs Acquisition.”

(8)

Includes (i) 3,179,169 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9)

Includes (i) 551,558 shares of unrestricted Common Stock owned directly, (ii) 16,000 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, (iii) 12,383 shares owned by Mr. Lebovitz’ wife and 38,515 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 18,908,547 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (7) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, and (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(10)

Includes (i) 842,658 shares of unrestricted Common Stock owned directly, (ii) 16,000 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan, (iii) 405,586 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (iv) 64,000 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan. Totals do not include Mr. Foy’s pro-rata interest in 1,000 shares held by an investment club of which he is a member, but as to which he exercises no voting or investment power.

(11)

Includes (i) 497,974 shares of unrestricted Common Stock owned directly, (ii) 16,000 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, and (iii) 539,312 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights.

(12)	Includes (i) 47,347 shares of Common Stock owned directly and (ii) 28,209 shares of Common Stock subject to currently exercisable stock options granted to Mr. Fullam under the Stock Incentive Plan.

(13)

Includes (i) 11,378 shares of unrestricted Common Stock owned directly (10,378 of which are held in a joint account with Mr. Snyder’s wife) and (ii) 103,815 shares of Common Stock that may be acquired by Mr.

Snyder upon the exercise of CBL Rights. Information regarding Common Stock owned directly by Mr. Snyder and his wife is as of March 9, 2009, the date of the most recent information available to the Company.

(14)

Includes (i) 65,651 shares of Common Stock owned directly, (ii) 243 shares of Common Stock owned by Mr. Tingle’s individual retirement account, and (iii) 60 shares of Common Stock owned by Mr. Tingle’s wife as custodian for their children under the Uniform Gifts to Minors Act, as to which he may be deemed to share voting and investment power. Information regarding Common Stock owned by Mr. Tingle and his wife is as of March 9, 2009, the date of the most recent information available to the Company.

(15)	Includes 1,000 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(16)

Includes (i) 56,433 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner (including 1,000 shares of restricted Common Stock, as discussed below), (ii) 85,815 shares of Common Stock held by members of Mr. Fields’ family, with respect to which Mr. Fields acts as investment adviser and might be deemed to share investment power, and of which Mr. Fields disclaims beneficial ownership, (iii) 2,129 shares of Common Stock owned by Mr. Fields as a tenant-in-common with his wife and (iv) 3,950 shares of restricted Common Stock granted to Mr. Fields under the Stock Incentive Plan (2,950 of which Mr. Fields holds directly and 1,000 of which he holds as part of the 56,433 shares held by his family limited partnership).

(17)

Includes (i) 61,050 shares of Common Stock owned directly, (ii) 9,755 shares held in a family trust, as to which Mr. Ballard serves as a Co-Trustee, (iii) 25,864 shares of Common Stock owned by a family limited partnership created by Mr. Ballard and his wife and in which Mr. Ballard serves as a general partner, (iv) 27,088 shares of Common Stock owned by the Ballard Family Foundation as to which Mr. Ballard may be deemed to share voting and investment power and of which Mr. Ballard disclaims beneficial ownership, and (v) 3,950 shares of restricted Common Stock granted to Mr. Ballard under the Stock Incentive Plan.

(18)

Includes (i) 106,735 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (ii) 6,601 shares of Common Stock owned by Mr. Walker’s individual retirement account, (iii) 3,194 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (iv) 3,950 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(19)	Includes (i) 123 shares of Common Stock owned directly and (ii) 3,250 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(20)

Includes (i) 1,461 shares of Common Stock owned directly, (ii) 2,000 shares of Common Stock subject to currently exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 3,950 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(21)

Includes an aggregate of (i) 6,600,833 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit and an additional 17,752 of which are held in brokerage accounts subject to margin lending arrangements), (ii) 99,850 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan, (iii) 18,733,852 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities and (iv) 309,709 shares of Common Stock subject to options granted to members of such group under the Stock Incentive Plan that are currently exercisable. Pursuant to applicable SEC rules, totals reported above for beneficial ownership as of August 10, 2009 include shares beneficially owned by three individuals (Messrs. Fullam, Snyder and Tingle) who were “Named Executive Officers” for purposes of the disclosures contained in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, but are no longer employed by the Company.

PROPOSAL 1

APPROVAL OF AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK FROM 180 MILLION TO ONE BILLION

The Board of Directors has unanimously approved, and recommended that our stockholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the authorized number of shares of Common Stock from 180 million (180,000,000) shares to one billion (1,000,000,000) shares (the “Proposed Amendment”). The Board of Directors has adopted resolutions setting forth the Proposed Amendment in the form of an amendment to the first sentence of Paragraph A of Article IV of the Certificate of Incorporation, determining the Proposed Amendment to be advisable and recommending that stockholders approve the Proposed Amendment.

The following is the text of Paragraph A of Article IV of the Company’s Certificate of Incorporation, as proposed to be amended:

A.	Classes and Number of Shares.

The total number of shares of all classes of Equity Stock that the Corporation shall have authority to issue is One Billion Fifteen Million (1,015,000,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”), and (ii) One Billion (1,000,000,000) shares of common stock, par value $.01 per share (the “Common Stock”).

Purpose and Effect of the Proposed Amendment

Currently, our Certificate of Incorporation authorizes the Company to issue up to 180,000,000 shares of Common Stock. As of August 10, 2009, following the issuance of 66,630,000 additional shares of Common Stock in our recent underwritten public offering which closed on June 15, 2009, there were 137,859,925 shares of Common Stock issued and outstanding. We also had the following reserved common shares as of August 10, 2009:

•	14,948,692 shares of Common Stock reserved for issuance in connection with the exercise of CBL Rights by holders of Operating Partnership units;

•

1,523,466 shares of Common Stock reserved for issuance under our Stock Incentive Plan (which amount includes 577,534 shares of Common Stock subject to presently exercisable stock options granted under the Stock Incentive Plan and 59,226 shares reserved for issuance pursuant to deferred compensation arrangements under the Stock Incentive Plan); and

•	433,150 shares of Common Stock reserved for issuance under our dividend reinvestment plan (“DRIP”).

Accordingly, as of August 10, 2009, the Company had a total of only 25,234,767 shares of authorized and unissued Common Stock remaining which are not reserved for one of the purposes described above. In connection with our recent Common Stock offering, we entered into an Underwriting Agreement with the underwriters named therein, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC acted as representatives, pursuant to which the Company agreed, among other things, to use its best efforts to increase the total number of authorized shares of our Common Stock to 1,000,000,000 shares as soon as practicable.

Additionally, in connection with our recent offering, certain holders of units in our Operating Partnership, including certain members of the Jacobs Group and certain of our executive officers and their affiliates (the “Deferring Holders”), agreed to defer their right to exchange an aggregate of 37 million of their Operating Partnership units for shares of our Common Stock or cash (at our election) pursuant to the exercise of CBL Rights, until the earlier of (A) the close of business on the date upon which we effectively amend our Certificate of Incorporation to increase our authorized share capital to include at least 217 million shares of Common Stock (the “Replenishment Date”) or (B) December 31, 2009. The Deferring Holders also agreed to waive the Company's obligation under the Operating Partnership Agreement to reserve a sufficient number of shares of Common Stock to satisfy the CBL Rights with respect to such units until the Replenishment Date, regardless of when such date occurs.

As a result, the number of shares of Common Stock reported above as currently reserved for issuance in connection with the exercise of CBL Rights presently does not include any shares potentially issuable with respect to these 37 million Operating Partnership units. If, following such deferral, these Deferring Holders were to exercise their CBL Rights with respect to such units before we had available a sufficient number of authorized shares of our Common Stock to deliver in satisfaction of such exchange rights, the Company would not be able to elect the stock settlement alternative described above under the heading “Operating Partnership Agreement; CBL Rights,” and instead would be compelled to satisfy any such exercise of CBL Rights through cash payments.

Further, we also may issue additional shares of Common Stock in connection with stock dividends. During the fourth quarter of 2008, we announced a reduction in the quarterly dividend rate on the Company’s Common Stock, effective with the fourth quarter 2008 declaration, to $0.37 per share from $0.545 per share, which we expect to generate approximately $80.0 million of additional free cash flow on an annual basis. During the first quarter of 2009, we announced that, in order to create additional liquidity and enhance the Company’s financial flexibility by further strengthening its balance sheet, the Company’s Board of Directors had decided that our first quarter dividend of $0.37 per share would be paid in a combination of cash and shares of our Common Stock. In accordance with applicable Internal Revenue Service guidance, stockholders could elect to receive their first quarter dividend either in cash or common shares. However, the cash component could not exceed 40% of the aggregate dividend and, to the extent more than 40% cash was elected by all stockholders in the aggregate, then the cash portion was prorated. Stockholders who did not make an election were deemed to have elected the cash option. In April 2009, we issued 4,754,354 shares of our Common Stock in connection with the payment of our first quarter dividend, which resulted in an increase of 7.2% in the number of shares then outstanding. The value of the shares distributed in the dividend were based upon the volume weighted average trading prices of the Company’s Common Stock on the New York Stock Exchange (“NYSE”) over a three-day period. Our Operating Partnership also issued 1,338,079 additional common units in connection with its quarterly distribution to unit holders, which resulted in an increase of 2.6% in the number of common units and special common units then outstanding.

Our Board of Directors has determined to reduce our annual Common Stock dividend to the minimum amount required for us to distribute approximately 100% of our taxable income for 2009, and currently intends to pay dividends on our Common Stock for the remainder of 2009 entirely in cash. However, we reserve the right, depending on our liquidity needs, to pay any or all of our quarterly Common Stock dividends in a combination of shares of Common Stock and cash in accordance with applicable Internal Revenue Service revenue procedures.

The decision to declare and pay dividends on our Common Stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors and will depend on our earnings, taxable income, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred stock, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, Delaware law and such other factors as our Board of Directors deems relevant. While the statements above concerning dividend payments for 2009 reflect our current intentions, any actual dividends payable will be determined by our Board of Directors based upon the circumstances at the time of declaration, and the actual dividends payable may vary from such intended amounts. As a practical matter, however, due to the limited amount of additional Common Stock presently issuable and not reserved for one of the purposes described above, our directors’ ability to exercise their discretion to pay a portion of any future dividends in shares of Common Stock will be limited if the proposed amendment to our Certificate of Incorporation is not approved.

Our Board of Directors believes that the proposed increase in the number of authorized shares of our Common Stock will serve the best interests of CBL and its stockholders by maximizing the Company’s flexibility to take future actions with respect to its capital structure in response to changing economic and capital market conditions. Such actions could include, without limitation, the issuance of additional shares in connection with equity financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes, as well as restoring the Company’s ability to exercise full discretion in choosing whether to issue cash or shares of Common Stock in response to any exercise of CBL Rights with respect to Operating

Partnership units, including any exercise of such rights with respect to the 37 million Operating Partnership units presently subject to the agreement with the Deferring Holders described above.

No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or by NYSE or other applicable rules. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors. Because the Certificate of Incorporation does not confer upon the Company’s stockholders preemptive rights with respect to Common Stock, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares.

Other than the potential exercise of discretion by our Board of Directors to pay a portion of any future dividend in shares of Common Stock, issuances of Common Stock under the Company’s employee benefit plans and dividend reinvestment plan, and the CBL Rights held by the noncontrolling limited partners in the Operating Partnership to exchange all or a portion of their limited partnership interests for shares of the Company’s Common Stock or, at the Company’s election, their cash equivalent, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purposes. We also are not aware of any present plan or intention by any of the Deferring Holders to exercise CBL Rights with respect to any of the Operating Partnership units with respect to which such rights are currently deferred, following the expiration of the deferral period described above.

The increase in our authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, such shares will have a dilutive effect on the voting power of existing stockholders and, depending on the price for which they are issued, may have a dilutive effect on our earnings per share and Funds From Operations (“FFO”) per share and may adversely affect the market price of our Common Stock.

Additionally, the increase in the authorized number of shares of Common Stock under the Proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore less likely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power, earnings per share, FFO per share and book value per share of shares then outstanding, or by increasing the voting power of persons who would support the Board of Directors in a potential takeover situation. Such effects could include the delay or prevention of a proposed business combination that is opposed by the Board of Directors, although perceived to be desirable by some stockholders. Accordingly, the Proposed Amendment may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.

If the Proposed Amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.

Votes Necessary to Approve the Proposal

Approval and adoption of the Proposed Amendment requires the affirmative vote of the holders of a majority of the Company’s issued and outstanding shares of Common Stock, voting as a class. Since the Proposed Amendment concerns the authorization of additional shares of Common Stock only, holders of the Company’s issued and outstanding shares of Preferred Stock are not entitled to vote on the Proposed Amendment under the terms of the Certificate of Incorporation or applicable Delaware law.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE PROPOSED AMENDMENT.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2010 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 27, 2009, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one set of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement for this special meeting of stockholders to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. If you are receiving multiple copies of this Proxy Statement, you can request householding by contacting us in the same manner. In any event, if you did not receive an individual copy of this Proxy Statement, you can obtain a copy by contacting our Vice President – Corporate Communications and Investor Relations, either by mail at our corporate office or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Special Meeting other than those stated in this Proxy Statement. However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ

Secretary

Chattanooga, Tennessee

August 21, 2009

CBL

CBL & ASSOCIATES PROPERTIES, INC.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 20, 2009.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposal 1.

For	Against	Abstain
1.

   To act upon a proposal to approve an amendment to the Company’s Amended and

Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $0.01 per share,

from 180,000,000 to 1,000,000,000 shares.

	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

▼

 IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

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CBL

CBL & ASSOCIATES PROPERTIES, INC.

Proxy – CBL & ASSOCIATES PROPERTIES, INC.

SPECIAL MEETING OF STOCKHOLDERS ON SEPTEMBER 21, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Special Meeting of Stockholders to be held on Monday, September 21, 2009, at 4:00 p.m., local time, at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee, or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)